Exhibit 99.1

P R E S S R E L E A S E

WELLPOINT REPORTS RESULTS FOR THIRD QUARTER 2005

•	Medical enrollment reached approximately 29 million members, increasing by more than 1.5 million members over comparable prior year

•	Net income was $1.02 per share, an increase of 20 percent over prior year period

•	Operating cash flow reached $928 million, or 1.4 times net income

•	Board of Directors increased share repurchase authorization from $1 billion to $2 billion, upon closing of pending merger with WellChoice, Inc.

Indianapolis, IN – October 26, 2005 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2005 net income reached $640.7 million, or $1.02 per share. Net income for the third quarter of 2004 was $242.1 million, or $0.85 per share.

“Our third quarter results further build upon a very successful year in which we have delivered more products and services to our members than ever before,” said Larry C. Glasscock, president and chief executive officer of WellPoint, Inc. “We expect that our new Medicare products will be well received in the marketplace as they will offer access to more affordable health and prescription drug plan options than previously available. We are also anticipating good National Accounts growth, having already secured a number of new accounts for the first of the year.”

“Also as we look forward, we are very excited about our pending merger with WellChoice. The combined company should be ideally positioned to offer our respective customers more innovative and cost effective solutions to help meet their health care needs than either company could accomplish alone,” added Glasscock.

COMPARABLE BASIS INFORMATION

On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc. and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, third quarter and year-to-date 2005 financial results include operations of both legacy companies for the entire periods. Third quarter and year-to-date 2004 financial results, however, only include operations of the former Anthem, Inc. Unless otherwise indicated, the analysis in this press release compares reported financial results to historical financial results, as reclassified to conform to current presentation, and does not adjust results for the effects of the acquisition.

In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations for the former WellPoint Health Networks Inc. in the comparable historical results. The comparable, historical information is not calculated in accordance with generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable, historical information are either described within the text of the press release, or in the tables at the end of the press release where such comparable historical information is reconciled to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc. Comparable, historical information and reconciliations for the quarterly and year-to-date periods ended March 31, 2004, and June 30, 2004, are available at www.wellpoint.com under “Investor Info.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment reached approximately 29 million members at September 30, 2005, an increase of 16.3 million members since September 30, 2004.

On a comparable basis, medical enrollment increased by more than 1.5 million members, or 5.6 percent, compared with 27.4 million members at September 30, 2004. Enrollment growth was realized in every region and across all lines of business, led by the National Accounts and Large Group operations. The Company added 145,000 new members during the third quarter of 2005.

Self-funded membership represented approximately 50 percent of enrollment at September 30, 2005, versus 47 percent of comparable enrollment at September 30, 2004. On July 1, 2005, approximately 140,000 members in the Georgia state HMO account converted from fully-insured to self-funded status.

Operating Revenue: Operating revenue approached $11.2 billion, an increase of 135.6 percent from $4.7 billion in the third quarter of 2004.

Operating revenue increased by $592.6 million on a comparable basis, representing growth of 5.6 percent, compared with $10.6 billion in the third quarter of 2004. The increase was driven primarily by strong membership gains and disciplined pricing in the Individual and Small Group (“ISG”) and National Accounts businesses.

Benefit Expense Ratio: The benefit expense ratio was 79.9 percent, a decrease of 280 basis points, compared with 82.7 percent in the third quarter of 2004.

On a comparable basis, the benefit expense ratio declined by 170 basis points, compared with 81.6 percent in the third quarter 2004, reflecting lower than anticipated medical costs in the current year.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses and are calculated on a comparable basis, including the former Anthem, Inc. and the former WellPoint Health Networks Inc. for all applicable periods.

Medical trend for full year 2005 is now expected to be less than 8.5 percent. For the rolling 12 month period ended September 30, 2005, the highest rate of increase in medical trend was in outpatient services and costs. Commercial premium yield for full year 2005 is expected to be approximately equal to total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

SG&A Expense Ratio: The SG&A expense ratio increased by 10 basis points, to 16.6 percent, compared with 16.5 percent in the third quarter of 2004.

On a comparable basis, the SG&A expense ratio increased by 70 basis points, compared with 15.9 percent in the prior year period. The increase reflected higher incentive compensation, including merger-related stay bonuses. Also impacting results were costs associated with the transition of information technology infrastructure services to an external vendor, which is expected to reduce future operating costs. During the third quarter, the Company achieved its targeted merger synergies of at least $40.0 million, net of the costs incurred to achieve those synergies.

Operating Cash Flow: Operating cash flow reached $928.3 million, or 1.4 times net income.

Days in Claims Payable: Days in claims payable as of September 30, 2005, was 46.7 days, unchanged from June 30, 2005.

Share Repurchase Program: The Company did not repurchase any shares of its common stock during the third quarter, due to trading restrictions placed on the Company during its merger negotiations with WellChoice, Inc. During the first six months of 2005, the Company repurchased a total of 5.1 million shares.

During the third quarter, the Board of Directors increased the remaining authorization under the share repurchase program from approximately $367.1 million to $1.0 billion and eliminated the expiration date on the program. On October 24, 2005, the Board increased the share repurchase authorization by an additional $1.0 billion, upon closing of the pending merger with WellChoice, Inc. The Company expects to repurchase shares following the close of the transaction.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

($ In Millions)	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004	Change	2005	2004	Change
Operating Revenue
Health Care	$10,674.5	$4,582.6	132.9%	$31,814.7	$13,296.1	139.3%
Specialty	723.1	279.1	159.1%	2,114.4	809.1	161.3%
Other:
External Customers	84.8	49.3	72.0%	274.0	150.7	81.8%
Intercompany Eliminations	(332.1)	(177.9)	86.7%	(954.0)	(519.5)	83.6%

Total Other	(247.3)	(128.6)	92.3%	(680.0)	(368.8)	84.4%

Total Operating Revenue	11,150.3	4,733.1	135.6%	33,249.1	13,736.4	142.1%

Operating Gain (Loss)
Health Care	$916.6	$344.6	166.0%	$2,562.8	$999.3	156.5%
Specialty	89.2	19.5	357.4%	273.0	54.9	397.3%
Other	(21.0)	(21.6)	(2.8%)	(94.6)	(49.7)	90.3%

Health Care: Operating gain for the Health Care segment was $916.6 million, an increase of 166.0 percent, compared with $344.6 million in the prior year period.

On a comparable basis, operating gain increased by $157.2 million, or 20.7 percent, compared with $759.4 million in the prior year period. The improvement resulted from strong membership growth, moderating medical costs in the current year, and merger synergies realized throughout the organization. The Large Group and ISG businesses contributed most significantly to the overall increase in operating gain.

Specialty: Operating gain totaled $89.2 million, an increase of 357.4 percent, compared with $19.5 million in the third quarter of 2004.

Operating gain increased by $3.6 million, or 4.2 percent, on a comparable basis, from $85.6 million in the third quarter of 2004. The increase reflected strong performance in the pharmacy benefit management operation, including continued growth in mail-order prescription volume, which was partially offset by unfavorable mortality experience on certain life insurance contracts.

OUTLOOK

Full Year 2005:

•	Net income is now expected to be $3.93 per share, an increase of $0.02 per share from prior expectations of $3.91 per share. The updated estimate includes expenses of approximately $0.10 per share related to the multi-district agreement in the second quarter 2005, partially offset by tax benefits of approximately $0.04 per share due to the favorable resolution of a tax matter in the first quarter 2005.

•	Operating revenue is expected to total approximately $44.5 billion.

•	The benefit expense ratio is expected to be approximately 80.6 percent.

•	The SG&A expense ratio is expected to be approximately 16.3 percent.

•	Medical enrollment is expected to increase by approximately 5 percent, including acquisitions.

Full Year 2006:

•	The Company remains committed to its goal of achieving 15 percent growth in net income per share, not taking into account additional synergies from the WellPoint Health Networks Inc. merger expected to be realized in 2006, the impact of expensing stock options, or the potential impact of the pending merger with WellChoice, Inc. The Company is in the process of finalizing its 2006 plan and will provide formal guidance for 2006 at its Investor Conference on December 6, 2005. A live webcast of this event will be available at www.wellpoint.com.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis and reflect the two-for-one stock split on May 31, 2005.

3.	On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, third quarter and year-to-date 2005 financial results include operations of both legacy companies for the entire periods. Third quarter and year-to-date 2004 reported financial results, however, only include operations of the former Anthem, Inc.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 779659. The replay will be available from 1:45 p.m. EDT today until the end of the day on November 9, 2005. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Tami Durle, 317-488-6390	James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

Medical Membership

						Change from
	September 30, 2005 (1)	September 30, 2004		December 31, 2004		September 30, 2004	December 31, 2004
Customer Type
Large Group	13,268	4,838		13,073		174.2%	1.5%
Individual and Small Group (ISG)	5,294	2,078		5,199		154.8%	1.8%
National Accounts	3,505	1,916		3,212		82.9%	9.1%
BlueCard	4,023	3,089		3,463		30.2%	16.2%

Total National	7,528	5,005		6,675		50.4%	12.8%
Senior	1,073	597		1,059		79.7%	1.3%
State Sponsored	1,825	219		1,722		733.3%	6.0%

Total	28,988	12,737		27,728		127.6%	4.5%

Funding Arrangement
Self-Funded	14,382	7,076		13,039		103.3%	10.3%
Fully-Insured	14,606	5,661		14,689		158.0%	(0.6%)

Total	28,988	12,737		27,728		127.6%	4.5%

Regional Membership
Central	11,102	6,072		10,565		82.8%	5.1%
West	9,146	1,133		8,655		707.2%	5.7%
Southeast	6,139	2,844		5,962		115.9%	3.0%
Northeast	2,601	2,688		2,546		(3.2%)	2.2%

Total	28,988	12,737		27,728		127.6%	4.5%

Specialty Metrics
PBM Prescription Volume (2)	84,711	27,796		51,391		204.8%	64.8%
Behavioral Health Membership	13,804	3,547	(3)	11,753	(3)	NM (3)	NM (3)
Life and Disability Membership	5,743	2,264	(3)	5,306	(3)	NM (3)	NM (3)
Dental Membership	5,107	2,208	(3)	5,048	(3)	NM (3)	NM (3)
Vision Membership	785	744		773		5.5%	1.6%

(1)	Includes self-funded members from the Lumenos acquisition that closed in the second quarter 2005.

(2)	Represents quarterly PBM prescription volume. Results of the former WellPoint Health Networks Inc. are included for the entire quarter ended September 30, 2005, but are included only for the month of December in the quarter ended December 31, 2004. Results for the quarter ended September 30, 2004, only include information of the former Anthem, Inc.

(3)	Prior period membership information and the changes to such information are not meaningful due to different counting methodologies for these members used by the former Anthem, Inc. and the former WellPoint Health Networks Inc.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended September 30
	2005	2004	Change
Revenues
Premiums	$10,315.0	$4,336.9	137.8%
Administrative fees	690.8	339.1	103.7%
Other revenue	144.5	57.1	153.1%

Total operating revenue	11,150.3	4,733.1	135.6%
Net investment income	154.7	67.9	127.8%
Net realized (losses) gains on investments	(0.4)	6.2	(106.5%)

Total revenues	11,304.6	4,807.2	135.2%

Expenses
Benefit expense	8,243.9	3,587.4	129.8%
Selling, general and administrative expense
Selling expense	370.6	116.9	217.0%
General and administrative expense	1,477.2	665.7	121.9%

Total selling, general and administrative expense	1,847.8	782.6	136.1%
Cost of drugs	73.8	20.6	258.3%
Interest expense	56.1	32.9	70.5%
Amortization of other intangible assets	59.6	11.3	427.4%

Total expenses	10,281.2	4,434.8	131.8%

Income before income taxes	1,023.4	372.4	174.8%

Income taxes	382.7	130.3	193.7%

Net income	$640.7	$242.1	164.6%

Net income per diluted share	$1.02	$0.85	20.0%

Diluted shares (in millions)	627.7	285.5	119.9%

Benefit expense as a percentage of premiums	79.9%	82.7%	(280	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.6%	16.5%	10	bp
Income before income taxes as a percentage of total revenues	9.1%	7.7%	140	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Nine Months Ended September 30
	2005	2004	Change
Revenues
Premiums	$30,806.7	$12,576.5	145.0%
Administrative fees	2,022.8	997.4	102.8%
Other revenue	419.6	162.5	158.2%

Total operating revenue	33,249.1	13,736.4	142.1%
Net investment income	453.2	211.8	114.0%
Net realized gains on investments	1.4	40.7	(96.6%)

Total revenues	33,703.7	13,988.9	140.9%

Expenses
Benefit expense	24,879.6	10,336.1	140.7%
Selling, general and administrative expense
Selling expense	1,097.7	340.0	222.9%
General and administrative expense	4,312.1	1,997.3	115.9%

Total selling, general and administrative expense	5,409.8	2,337.3	131.5%
Cost of drugs	218.5	58.5	273.5%
Interest expense	168.2	97.4	72.7%
Amortization of other intangible assets	178.7	33.7	430.3%

Total expenses	30,854.8	12,863.0	139.9%

Income before income taxes	2,848.9	1,125.9	153.0%

Income taxes	1,037.1	350.3	196.1%

Net income	$1,811.8	$775.6	133.6%

Net income per diluted share	$2.90	$2.72	6.6%

Diluted shares (in millions)	624.7	285.5	118.8%

Benefit expense as a percentage of premiums	80.8%	82.2%	(140	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.3%	17.0%	(70	)bp
Income before income taxes as a percentage of total revenues	8.5%	8.0%	50	bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value
Fixed maturity securities	$13,012.7	$12,413.7
Equity securities	1,566.7	1,173.2
Cash and cash equivalents	2,163.3	1,457.2
Premiums and self-funded receivables	1,757.0	1,574.6
Other receivables	945.9	876.4
Securities lending collateral	1,000.9	658.5
Deferred tax assets, net	342.6	434.0
Other current assets	783.3	769.9

Total current assets	21,572.4	19,357.5
Long-term investments	693.4	748.1
Property and equipment	966.8	1,045.2
Goodwill	10,149.4	10,017.9
Other intangible assets	8,041.5	8,211.6
Other noncurrent assets	432.1	358.1

Total assets	$41,855.6	$39,738.4

Liabilities and shareholders’ equity

Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,182.3	$4,202.0
Reserves for future policy benefits	133.7	145.0
Other policyholder liabilities	1,245.3	1,209.5

Total policy liabilities	5,561.3	5,556.5
Unearned income	1,173.0	1,046.6
Accounts payable and accrued expenses	2,250.8	2,222.1
Income taxes payable	653.5	418.8
Security trades pending payable	83.5	84.4
Securities lending payable	1,000.9	658.5
Current portion of long-term debt	459.6	150.3
Other current liabilities	1,099.3	1,433.4

Total current liabilities	12,281.9	11,570.6
Long-term debt	3,918.1	4,276.7
Reserves for future policy benefits, noncurrent	739.7	727.2
Deferred income taxes	2,620.2	2,596.4
Other noncurrent liabilities	1,061.0	1,108.5

Total liabilities	20,620.9	20,279.4

Shareholders’ equity
Common stock	6.1	3.0
Additional paid-in capital	17,751.9	17,433.6
Retained earnings	3,521.5	1,960.1
Unearned stock compensation	(97.6)	(83.5)
Accumulated other comprehensive income	52.8	145.8

Total shareholders’ equity	21,234.7	19,459.0

Total liabilities and shareholders’ equity	$41,855.6	$39,738.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

($ In Millions)	Nine Months Ended September 30
	2005	2004
Operating activities
Net income	$1,811.8	$775.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(1.4)	(40.7)
Loss (gain) on disposal of assets	2.1	(0.4)
Deferred income taxes	(59.1)	(7.0)
Amortization, net of accretion	306.0	85.7
Depreciation	171.3	95.3
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(221.2)	(83.9)
Other assets	(102.7)	(22.6)
Policy liabilities	7.1	26.6
Unearned income	122.7	(15.6)
Accounts payable and accrued expenses	67.6	(62.1)
Other liabilities	(226.4)	(60.2)
Income taxes	415.1	(0.3)

Net cash provided by operating activities	2,292.9	690.4

Investing activities
Purchases of investments	(13,674.0)	(4,877.8)
Sales or maturities of investments	12,509.4	4,516.7
Purchases of subsidiaries, net of cash acquired	(330.2)	–
Proceeds from settlement of cash flow hedge	–	20.3
Purchases of property and equipment	(118.8)	(85.6)
Proceeds from sale of property and equipment	8.0	1.5

Net cash used in investing activities	(1,605.6)	(424.9)

Financing activities
Net proceeds from commercial paper borrowings	127.9	–
Proceeds from long term borrowings and exchange of remarketed subordinated debentures included in Equity Security Units	–	5.7
Repayment of long-term borrowings	(150.0)	–
Repurchase and retirement of common stock	(333.4)	(82.2)
Proceeds from sale of put options	1.1	–
Proceeds from exercise of employee stock options and employee stock purchase plan	373.2	57.1

Net cash provided by (used in) financing activities	18.8	(19.4)

Change in cash and cash equivalents	706.1	246.1
Cash and cash equivalents at beginning of period	1,457.2	464.5

Cash and cash equivalents at end of period	$2,163.3	$710.6

WellPoint, Inc.

Reconciliation of Medical Claims Payable

($ In Millions)	Nine Months Ended September 30		Year Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Gross medical claims payable, beginning of period	$4,202.0	$1,841.7	$1,841.7	$1,800.0	$1,323.1
Ceded medical claims payable, beginning of period	(31.9)	(8.7)	(8.7)	(2.8)	(4.5)

Net medical claims payable, beginning of period	4,170.1	1,833.0	1,833.0	1,797.2	1,318.6

Business combinations and purchase adjustments	–	(14.0)	2,394.4	(20.6)	379.4

Net incurred medical claims:
Current year [1]	25,172.4	10,444.4	15,452.6	12,374.2	9,887.9
Prior years (redundancies) [1,2]	(609.9)	(171.8)	(172.4)	(226.2)	(147.0)

Total net incurred medical claims	24,562.5	10,272.6	15,280.2	12,148.0	9,740.9

Net payments attributable to:
Current year medical claims [1]	21,290.3	8,725.0	12,556.3	10,598.3	8,316.6
Prior years medical claims [1]	3,291.1	1,509.3	2,781.2	1,493.3	1,325.1

Total net payments	24,581.4	10,234.3	15,337.5	12,091.6	9,641.7

Net medical claims payable, end of period	4,151.2	1,857.3	4,170.1	1,833.0	1,797.2
Ceded medical claims, end of period	31.1	11.0	31.9	8.7	2.8

Gross medical claims payable, end of period	$4,182.3	$1,868.3	$4,202.0	$1,841.7	$1,800.0

Current year medical claims paid as a percent of current year net incurred medical claims	84.6%	83.5%	81.3%[3]	85.6%	84.1%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	3.9%[4]	1.4%	1.4%	2.3%[5]	1.9%

[1]	For the nine months ended September 30, 2005, net incurred medical claims and payments for the former WellPoint Health Networks Inc. are included for the entire period. Net incurred medical claims and payments for the former WellPoint Health Networks Inc. are not included for the nine months ended September 30, 2004.

For the year ended December 31, 2004, incurred and paid claims for the former WellPoint Health Networks Inc. are only included for the month of December. Approximately 75% of the claims paid by the former WellPoint Health Networks Inc. during that month were incurred prior to December 1, 2004, and are classified within the “Net payments attributable to prior years medical claims” line item for the year ended December 31, 2004.

[2]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

[3]	This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. in 2004. If the former WellPoint Health Networks Inc. had not been included in 2004, the ratio would have been approximately 87.3% for 2004 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[4]	This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. in 2004. If the former WellPoint Health Networks Inc. had been included for the full year 2004, the ratio would have been approximately 1.9% for the nine months ended September 30, 2005 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[5]	This ratio is impacted by having only five months of net incurred medical claims related to the former Trigon Healthcare, Inc. in 2002. If the former Trigon Healthcare, Inc. had been included for the full year 2002, the ratio would have been approximately 2.0% for 2003 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary - Comparable Basis

(Unaudited and in Thousands)

Medical Membership

		Comparable Basis (1)				Change from
	September 30, 2005 (2)	September 30, 2004		December 31, 2004		September 30, 2004	December 31, 2004
Customer Type
Large Group	13,268	12,862		13,073		3.2%	1.5%
Individual and Small Group (ISG)	5,294	5,111		5,199		3.6%	1.8%

National Accounts	3,505	3,255		3,212		7.7%	9.1%
BlueCard	4,023	3,462		3,463		16.2%	16.2%

Total National	7,528	6,717		6,675		12.1%	12.8%

Senior	1,073	1,054		1,059		1.8%	1.3%
State Sponsored	1,825	1,701		1,722		7.3%	6.0%

Total	28,988	27,445		27,728		5.6%	4.5%

Funding Arrangement
Self-Funded	14,382	12,924		13,039		11.3%	10.3%
Fully-Insured	14,606	14,521		14,689		0.6%	(0.6%)

Total	28,988	27,445		27,728		5.6%	4.5%

Regional Membership
Central	11,102	10,505		10,565		5.7%	5.1%
West	9,146	8,494		8,655		7.7%	5.7%
Southeast	6,139	5,905		5,962		4.0%	3.0%
Northeast	2,601	2,541		2,546		2.4%	2.2%

Total	28,988	27,445		27,728		5.6%	4.5%

Specialty Metrics
PBM Prescription Volume (3)	84,711	82,233		88,620		3.0%	(4.4%)
Behavioral Health Membership	13,804	11,532	(4)	11,753	(4)	NM (4)	NM (4)
Life and Disability Membership	5,743	5,281	(4)	5,306	(4)	NM (4)	NM (4)
Dental Membership	5,107	5,006	(4)	5,048	(4)	NM (4)	NM (4)
Vision Membership	785	751		773		4.5%	1.6%

(1)	“Comparable Basis” data for 2004 was calculated by adding historical data for the former WellPoint Health Networks Inc. to historical data for the former Anthem, Inc., and adjusting the combined totals to ensure a consistent approach for calculating medical membership and volume statistics and to eliminate overlapping BlueCard host membership.

(2)	Includes self-funded members from the Lumenos acquisition that closed in the second quarter 2005.

(3)	Represents quarterly PBM prescription volume.

(4)	Prior period membership information and the changes to such information are not meaningful due to different counting methodologies for these members used by the former Anthem, Inc. and the former WellPoint Health Networks Inc.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

($ In Millions)	Three Months Ended September 30				Comparable Basis (1) Three Months Ended September 30
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$10,315.0	$4,336.9	137.8%		$9,797.7	$517.3	5.3%
Administrative fees	690.8	339.1	103.7%		628.9	61.9	9.8%
Other revenue	144.5	57.1	153.1%		131.1	13.4	10.2%

Total operating revenue	11,150.3	4,733.1	135.6%		10,557.7	592.6	5.6%

Expenses
Benefit expense	8,243.9	3,587.4	129.8%		7,990.6	253.3	3.2%
Selling, general and administrative expense
Selling expense	370.6	116.9	217.0%		344.8	25.8	7.5%
General and administrative expense	1,477.2	665.7	121.9%		1,338.5	138.7	10.4%

Total selling, general and administrative expense	1,847.8	782.6	136.1%		1,683.3	164.5	9.8%
Cost of drugs	73.8	20.6	258.3%		68.7	5.1	7.4%

Benefit expense as a percentage of premiums	79.9%	82.7%	(280	)bp	81.6%		(170	)bp

Selling, general and administrative expense as a percentage of total operating revenue	16.6%	16.5%	10	bp	15.9%		70	bp

($ In Millions)	Nine Months Ended September 30				Comparable Basis (1) Nine Months Ended September 30
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$30,806.7	$12,576.5	145.0%		$28,694.5	$2,112.2	7.4%
Administrative fees	2,022.8	997.4	102.8%		1,862.6	160.2	8.6%
Other revenue	419.6	162.5	158.2%		379.2	40.4	10.7%

Total operating revenue	33,249.1	13,736.4	142.1%		30,936.3	2,312.8	7.5%

Expenses
Benefit expense	24,879.6	10,336.1	140.7%		23,268.4	1,611.2	6.9%
Selling, general and administrative expense
Selling expense	1,097.7	340.0	222.9%		1,008.4	89.3	8.9%
General and administrative expense	4,312.1	1,997.3	115.9%		4,093.5	218.6	5.3%

Total selling, general and administrative expense	5,409.8	2,337.3	131.5%		5,101.9	307.9	6.0%
Cost of drugs	218.5	58.5	273.5%		200.7	17.8	8.9%

Benefit expense as a percentage of premiums	80.8%	82.2%	(140	)bp	81.1%		(30	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.3%	17.0%	(70	)bp	16.5%		(20	)bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation,” for a description of the calculations of this information, including reconciliations to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc.

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

($ In Millions)	Three Months Ended September 30				Comparable Basis (1) Three Months Ended September 30
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue (2)
Health Care Segment	$10,674.5	$4,582.6	132.9%		$10,068.9	$605.6	6.0%
Specialty Segment	723.1	279.1	159.1%		667.5	55.6	8.3%
Other Segment	(247.3)	(128.6)	92.3%		(178.7)	(68.6)	38.4%

Total Operating Revenue	11,150.3	4,733.1	135.6%		10,557.7	592.6	5.6%

Operating Gain (Loss) (2)
Health Care Segment	$916.6	$344.6	166.0%		$759.4	$157.2	20.7%
Specialty Segment	89.2	19.5	357.4%		85.6	3.6	4.2%
Other Segment	(21.0)	(21.6)	(2.8%)		(29.9)	8.9	(29.8%)

Operating Margin (3)
Health Care Segment	8.6%	7.5%	110	bp	7.5%		110	bp
Specialty Segment	12.3%	7.0%	530	bp	12.8%		(50	)bp

($ In Millions)	Nine Months Ended September 30				Comparable Basis (1) Nine Months Ended September 30
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue (2)
Health Care Segment	$31,814.7	$13,296.1	139.3%		$29,504.2	$2,310.5	7.8%
Specialty Segment	2,114.4	809.1	161.3%		1,943.5	170.9	8.8%
Other Segment	(680.0)	(368.8)	84.4%		(511.4)	(168.6)	33.0%

Total Operating Revenue	33,249.1	13,736.4	142.1%		30,936.3	2,312.8	7.5%

Operating Gain (Loss) (2)
Health Care Segment	$2,562.8	$999.3	156.5%		$2,218.6	$344.2	15.5%
Specialty Segment	273.0	54.9	397.3%		235.8	37.2	15.8%
Other Segment	(94.6)	(49.7)	90.3%		(89.1)	(5.5)	6.2%

Operating Margin (3)
Health Care Segment	8.1%	7.5%	60	bp	7.5%		60	bp
Specialty Segment	12.9%	6.8%	610	bp	12.1%		80	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation,” for a description of the calculations of this information, including reconciliations to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc.

(2)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

(3)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended September 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$4,335.3	$1.6	$4,336.9	$5,463.2	$(2.4)	$5,460.8	$9,797.7
Administrative fees	344.8	(5.7)	339.1	308.2	(18.4)	289.8	628.9
Other revenue	48.8	8.3	57.1	–	74.0	74.0	131.1

Total operating revenue	4,728.9	4.2	4,733.1	5,771.4	53.2	5,824.6	10,557.7
Net investment income	67.9	–	67.9	76.7	(8.6)	68.1	136.0
Net realized gains on investments	6.2	–	6.2	–	8.3	8.3	14.5

Total revenues	4,803.0	4.2	4,807.2	5,848.1	52.9	5,901.0	10,708.2

Expenses
Benefit expense	3,583.8	3.6	3,587.4	4,412.7	(9.5)	4,403.2	7,990.6
Selling, general and administrative expense
Selling expense	–	116.9	116.9	227.9	–	227.9	344.8
General and administrative expense	800.9	(135.2)	665.7	655.0	17.8	672.8	1,338.5

Total selling, general and administrative expense	800.9	(18.3)	782.6	882.9	17.8	900.7	1,683.3
Cost of drugs	–	20.6	20.6	–	48.1	48.1	68.7
Interest expense	32.9	–	32.9	12.2	–	12.2	45.1
Amortization of other intangible assets	11.3	–	11.3	–	11.7	11.7	23.0
Other expenses	–	–	–	15.2	(15.2)	–	–

Total expenses	4,428.9	5.9	4,434.8	5,323.0	52.9	5,375.9	9,810.7

Income before income taxes	374.1	(1.7)	372.4	525.1	–	525.1	897.5

Income taxes	131.0	(0.7)	130.3	210.0	–	210.0	340.3
Minority interest	1.0	(1.0)	–	–	–	–	–

Net income	$242.1	$–	$242.1	$315.1	$–	$315.1	$557.2

Benefit expense as a percentage of premiums	82.7%		82.7%	80.8%		80.6%	81.6%
Selling, general and administrative expense as a percentage of total operating revenue	16.9%		16.5%	15.3%		15.5%	15.9%

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the reclassified, historical, consolidated statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Nine Months Ended September 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$12,577.5	$(1.0)	$12,576.5	$16,127.5	$(9.5)	$16,118.0	$28,694.5
Administrative fees	1,011.5	(14.1)	997.4	918.3	(53.1)	865.2	1,862.6
Other revenue	140.1	22.4	162.5	–	216.7	216.7	379.2

Total operating revenue	13,729.1	7.3	13,736.4	17,045.8	154.1	17,199.9	30,936.3
Net investment income	211.8	–	211.8	228.8	(24.9)	203.9	415.7
Net realized gains on investments	40.7	–	40.7	–	25.0	25.0	65.7

Total revenues	13,981.6	7.3	13,988.9	17,274.6	154.2	17,428.8	31,417.7

Expenses
Benefit expense	10,343.1	(7.0)	10,336.1	12,964.4	(32.1)	12,932.3	23,268.4
Selling, general and administrative expense
Selling expense	–	340.0	340.0	668.4	–	668.4	1,008.4
General and administrative expense	2,377.5	(380.2)	1,997.3	2,050.8	45.4	2,096.2	4,093.5

Total selling, general and administrative expense	2,377.5	(40.2)	2,337.3	2,719.2	45.4	2,764.6	5,101.9
Cost of drugs	–	58.5	58.5	–	142.2	142.2	200.7
Interest expense	97.4	–	97.4	37.4	–	37.4	134.8
Amortization of other intangible assets	33.7	–	33.7	–	35.3	35.3	69.0
Other expenses	–	–	–	36.6	(36.6)	–	–

Total expenses	12,851.7	11.3	12,863.0	15,757.6	154.2	15,911.8	28,774.8

Income before income taxes	1,129.9	(4.0)	1,125.9	1,517.0	–	1,517.0	2,642.9

Income taxes	351.7	(1.4)	350.3	606.8	–	606.8	957.1
Minority interest	2.6	(2.6)	–	–	–	–	–

Net income	$775.6	$–	$775.6	$910.2	$–	$910.2	$1,685.8

Benefit expense as a percentage of premiums	82.2%		82.2%	80.4%		80.2%	81.1%
Selling, general and administrative expense as a percentage of total operating revenue	17.3%		17.0%	16.0%		16.1%	16.5%

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the reclassified, historical, consolidated statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.'s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended September 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$4,587.4	$(4.8)	$4,582.6	$5,525.2	$(38.9)	$5,486.3	$10,068.9
Specialty	279.1	–	279.1	243.5	144.9	388.4	667.5
Other	(137.6)	9.0	(128.6)	2.7	(52.8)	(50.1)	(178.7)

Total operating revenue	4,728.9	4.2	4,733.1	5,771.4	53.2	5,824.6	10,557.7

Operating Gain (Loss) (4)
Health Care	345.7	(1.1)	344.6	420.0	(5.2)	414.8	759.4
Specialty	19.5	–	19.5	63.7	2.4	66.1	85.6
Other	(21.0)	(0.6)	(21.6)	(7.9)	(0.4)	(8.3)	(29.9)

	Nine Months Ended September 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$13,313.0	$(16.9)	$13,296.1	$16,326.3	$(118.2)	$16,208.1	$29,504.2
Specialty	809.1	–	809.1	711.4	423.0	1,134.4	1,943.5
Other	(393.0)	24.2	(368.8)	8.1	(150.7)	(142.6)	(511.4)

Total operating revenue	13,729.1	7.3	13,736.4	17,045.8	154.1	17,199.9	30,936.3

Operating Gain (Loss) (4)
Health Care	1,001.0	(1.7)	999.3	1,229.2	(9.9)	1,219.3	2,218.6
Specialty	54.9	–	54.9	174.9	6.0	180.9	235.8
Other	(47.4)	(2.3)	(49.7)	(41.9)	2.5	(39.4)	(89.1)

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the historical reportable segment information for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics

(Unaudited)

Note: Below are reconciliations for the supplemental statistics listed in footnotes 3, 4 and 5 to the table entitled, “Reconciliation of Medical Claims Payable.” These supplemental statistics are not calculated in accordance with GAAP and are not intended to be alternatives to any measure or statistic calculated in accordance with GAAP. Rather, these supplemental statistics are intended to facilitate understanding of the effects that recent acquisitions have had on the reconciliation of medical claims payable.

Footnote 3:

Current year medical claims paid as a percent of current year net incurred medical claims - year ended December 31, 2004.

	Year Ended December 31, 2004
	As Reported	WHN (1)	Excluding WHN
Net incurred medical claims related to:
Current year	$15,452.6	$1,509.8	$13,942.8

Net payments attributable to:
Current year medical claims	$12,556.3	$385.5	$12,170.8

Current year medical claims paid as a percent of current year net incurred medical claims	81.3%	–	87.3%

(1)	Net incurred medical claims and payments for the month of December 2004 related to the former WellPoint Health Networks Inc.

Footnote 4:

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - nine months ended September 30, 2005.

Nine Months Ended September 30, 2005 - As Reported
Net incurred medical claims related to prior years (redundancies)	$609.9

Year Ended December 31, 2004 - As Reported
Net incurred medical claims related to current year	$15,452.6

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - As Reported	3.9%

Year Ended December 31, 2004 - Estimated (2)
Net incurred medical claims related to current year	$31,281.2

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - Comparable	1.9%

(2)	Assumes the former WellPoint Health Networks Inc. had been owned for the entire year ended December 31, 2004.

Footnote 5:

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - year ended December 31, 2003.

Year Ended December 31, 2003 - As Reported
Net incurred medical claims related to prior years (redundancies)	$226.2

Year Ended December 31, 2002 - As Reported
Net incurred medical claims related to current year	$9,887.9

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - As Reported	2.3%

Year Ended December 31, 2002 - Estimated (3)
Net incurred medical claims related to current year	$11,107.2

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - Comparable	2.0%

(3)	Assumes the former Trigon Healthcare Inc. had been owned for the entire year ended December 31, 2002.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”), WellChoice, Inc. (“WellChoice”) and the combined company after completion of the transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint and WellChoice, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint (formerly Anthem, Inc.), WellPoint Health Networks Inc. (“WellPoint Health”) and WellChoice; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to consummate WellPoint’s merger with WellChoice, to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all; to meet expectations regarding repurchases of shares of our common stock and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Neither WellPoint nor WellChoice undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to Annual Reports on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the reporting periods of 2005.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving WellPoint and WellChoice. In connection with the proposed transaction, WellPoint and WellChoice will prepare a registration statement on Form S-4, containing a proxy statement/prospectus for the stockholders of WellChoice to be filed with the SEC and each will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to WellChoice’s stockholders. Investors and security holders will be able to receive the registration statement containing the proxy statement/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov, from WellPoint Investor Relations at 120 Monument Circle, Indianapolis, Indiana 46204, or from WellChoice Investor Relations at 11 West 42nd Street, New York, New York 10036.

PARTICIPANTS IN SOLICITATION

WellPoint, WellChoice and their directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding WellPoint’s directors and executive officers is available in WellPoint’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005, and information regarding WellChoice’s directors and executive officers is available in WellChoice’s proxy statement for its 2005 annual meeting of stockholders, which was filed with SEC on March 28, 2005. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of WellChoice stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.

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